August 11,201008:00 AM Central Daylight Time

All State Properties Holdings Signs Final Agreement for the Purchase of Gold

and Platinum Mineral Rights in Utah

MEMPHIS, Tenn.--(BUSINESS WIRE)--AII State Properties Holdings, Inc. (OTCBB: ATPT) today announced that they have completed an Asset Purchase Agreement to finalize the purchase of certain mineral rights in

Utah. The deal will be financed with both cash and restricted shares of the company's stock. Details of the complete financing will be forthcoming at the appropriate time.

Also included in the Purchase Agreement are 10,000 tons of existing mined ore,

including gold and platinum already on the ground, which the company believes can be processed immediately for more prompt cash flow. At a conservative recovery rate of 21.51 oz. lton, the estimated value of the gold only on the ground will be $236,000,000 USD, assuming the value and quantity presented. CEO of All

State Properties Holdings, Inc., Robert Gates, stated, "We are very excited to add this property to our holdings as it will immediately add to the valuation of our company ATPT. The recovery estimates are based on the amount of ore already mined and available, and represent a small portion of the total value of the property."

About All State Properties Holdings, Inc.

All State Properties Holdings, Inc. (OTCBB: ATPT) is a publicly traded company whose primary objective is to seek out and develop opportunities in the energy and mineral sectors. It focuses on the acquisition, exploration, and development of mineral reserves in North America through asset purchases or company transactions, and on further developing those reserves to increase production.

The company is based in Memphis, Tennessee

"We are very excited to

add this property to

our holdings as it will

immediately add to the

valuation of our

company ATPT. The

recovery estimates are

based on the amount

of ore already mined

and available, and

represent a small

portion of the total

value of the property."

Management believes that a balanced strategy of acquisitions coupled with increased production can rapidly grow its reserve base and increase shareholder and company value.

All State Properties Holdings believes it is well prepared to succeed in both its geographic and strategic focus areas based on the extensive experience of its management team. This experience combined with creative abilities has resulted in a long list of active projects to pursue in achieving the company's mission. For further company information, please visit www.allstatepropertiesholdings.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.

Comments are based on current management expectations, and are considered "forward-looking statements, "

generally preceded by words such as ''plans,'' "expects, " "believes, " "anticipates, " or "intends. " We cannot promise future returns. Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events. All

State Properties Holdings, Inc. urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

Contacts

Equiti-trend Advisors, LLC

Sandy Woods, 800-953-3350

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